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                                                                    EXHIBIT 11.2


                          ALLIED WASTE INDUSTRIES, INC.
      STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS - FULLY DILUTED
        (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS AND NUMBER OF SHARES)


                                                                   Year Ended December 31,
                                                         ---------------------------------------------
                                                             1994           1995              1996
                                                         -----------     ------------     ------------
Income (loss) before extraordinary loss ...............  $    (3,006)    $     12,381     $    (66,015)
Extraordinary loss due to early extinguishment of debt,
   net of benefit .....................................       (3,029)              --          (13,412)
                                                         -----------     ------------     ------------
Net income (loss) .....................................       (6,035)          12,381          (79,427)
Dividends on preferred stock ..........................       (3,773)          (4,070)          (1,073)
Conversion fee on equity securities converted .........           --           (2,151)              --
                                                         -----------     ------------     ------------
Net income (loss) to common shareholders ..............  $    (9,808)    $      6,160     $    (80,500)
                                                         ===========     ============     ============
Historical weighted average common shares outstanding .   24,929,088       37,603,356       58,381,631
Common stock equivalents -
   Stock options and warrants .........................           --(*)     1,989,556               --(*)
   Series C preferred .................................           --(*)       233,533               --
Assumed conversions -
   Series D preferred .................................           --(*)            --(*)            --(*)
   9% cumulative convertible preferred ................           --(*)            --(*)            --(*)
   $90 cumulative convertible preferred ...............           --(*)            --(*)            --
   7% cumulative convertible preferred ................           --(*)            --(*)            --(*)
   Convertible notes ..................................           --(*)            --(*)            --(*)
Issuable pursuant to earn-out agreements ..............       99,019          220,014           40,950
                                                         -----------     ------------     ------------
Weighted average common and common equivalent shares ..   25,028,107       40,046,459       58,422,581
                                                         ===========     ============     ============
Fully diluted net income (loss) per share:
   Income (loss) before extraordinary loss ............  $     (0.27)    $       0.15     $      (1.15)
   Extraordinary loss .................................        (0.12)              --            (0.23)
                                                         -----------     ------------     ------------
   Net income (loss) ..................................  $     (0.39)    $       0.15     $      (1.38)
                                                         ===========     ============     ============

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(*) Assumed conversion of each of these securities, on an individual basis, has an anti-dilutive effect on earnings (loss) per share.